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                                                               September 5, 2001




J.P. Morgan Chase & Co.
270 Park Avenue
New York, NY 10017

Ladies and Gentlemen:

     This opinion is delivered in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by J.P. Morgan Chase & Co., a Delaware corporation ("J.P. Morgan Chase"), and J.P. Morgan Chase Capital X, J.P. Morgan Chase Capital XI, J.P. Morgan Chase Capital XII and J.P. Morgan Chase Capital XIII, each a Delaware business trust (the "Trusts", and together with J.P. Morgan Chase, the "Registrants"), filed under the Securities Act of 1933, as amended (the "Act"), which Registration Statement relates to (i) preferred securities representing beneficial ownership interests in such Trusts (the "Preferred Securities"), (ii) junior subordinated deferrable interest debentures (the "Debentures") to be issued by J.P. Morgan Chase and (iii) unconditional and irrevocable guarantees (the "Guarantees"), to be issued by J.P. Morgan Chase, of the obligations of the respective Trusts under the Preferred Securities.

     We have examined (i) the Registration Statement, (ii) the Junior Subordinated Indenture, dated as of December 1, 1996 (an "Indenture"), between J.P. Morgan Chase and The Bank of New York, as Debenture Trustee (the "Debenture Trustee"), as filed as an exhibit to the Registration Statement and (iii) the form of each Guarantee Agreement (collectively, the "Guarantee Agreements") to be executed by J.P. Morgan Chase and The Bank of New York, as Guarantee Trustee (the "Guarantee Trustee"), as filed as an exhibit to the Registration Statement. In addition, we have examined originals or duplicates or certified or conformed copies of such corporate records, agreements, instruments and other documents, and have made such other and further investigations, as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of J.P. Morgan Chase and the Trusts.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us

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J.P. Morgan Chase & Co.               -2-                      September 5, 2001


as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Debenture Trustee, and at the time of execution, authentication, issuance and delivery of each Guarantee, the applicable Guarantee Agreement will be the valid and legally binding obligation of the Guarantee Trustee.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Debentures and related matters by the Board of Directors of J.P. Morgan Chase, a duly constituted and acting committee of such Board or duly authorized officers of J.P. Morgan Chase (such Board of Directors, committee or authorized officers being hereinafter referred to as the "Board") and (b) the due execution, authentication, issuance and delivery of the Debentures, upon payment of the consideration therefor as contemplated by the Registration Statement and in accordance with the provisions of the Indenture, the Debentures will constitute valid and legally binding obligations of J.P. Morgan Chase enforceable against J.P. Morgan Chase in accordance with their terms.

     Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board and (b) the due execution and delivery of the Guarantee Agreements and the due execution, authentication, issuance and delivery of the Guarantees, the Guarantees will constitute valid and legally binding obligations of J.P. Morgan Chase.

     Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.


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J.P. Morgan Chase & Co.               -2-                      September 5, 2001




     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.



                                           Very truly yours,

                                           /s/  SIMPSON THACHER & BARTLETT